EXHIBIT 10.1

Lois Mannon

c/o Hawks Acquisition Corp

600 Lexington Avenue

9th Floor

New York, NY 10022

November 21, 2022

Dear Lois Mannon,

We are pleased to offer you an incentive to continue to remain engaged with Hawks Acquisition Corp (the “Company”) through the period of time for the Company to (a) consummate an initial business combination or (b) redeem 100% of the public shares at the end of the Completion Window (as defined in the Company’s Amended and Restated Certificate of Incorporation). We are offering you the bonus opportunity described in this letter agreement (this “Agreement”) because we recognize your importance to our business.

1.	Retention Bonus. If you remain continuously engaged with the Company through the fiscal year ending on December 31, 2022 or the completion of the Company’s 2022 10-K, whichever date is later (the “Vesting Date”), you will be eligible to receive a one-time bonus of $150,000.00 in cash (the “Retention Bonus”), payable in a lump sum within 14 days after the Vesting Date.

Receipt of any Retention Bonus shall be further conditioned on your continued compliance in all material respects with the terms and conditions of this Agreement and any other agreements entered into with the Company or its affiliates (including, without limitation, any restrictive covenants contained therein). This Agreement is non-exclusive. Your services rendered to the Company in connection with this Agreement are in the capacity of an independent contractor, therefore you are responsible for payment of any applicable taxes in relation to the Retention Bonus.

2.	Clawback. The Retention Bonus is subject to a clawback if you resign prior to the later of (i) the Company’s consummation of an initial business combination or (ii) the redemption of 100% of the public shares at the end of the Completion Window.

3.	Acknowledgments. You acknowledge and agree that (i) this Agreement and your payments and benefits hereunder are confidential and may not be disclosed by you to anyone, even after the payment dates, except to your immediate family and legal and financial advisors, each of whom shall agree to keep such information confidential, or as required by law, (ii) your engagement remains at-will (and, for the avoidance of doubt, your entitlement to payments or benefits upon termination, if any, will be mutually agreed between the parties hereto, (iii) the payments and benefits hereunder shall not be taken into account in determining any other compensation or benefits, (iv) if all or any portion of the payments and benefits hereunder could be considered a “parachute payment” under Section 280G of the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations thereunder or otherwise, receipt of such payments and benefits shall be contingent upon stockholder approval in the manner provided in Section 280G(b)(5)(B) of the Code, (v) this Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter (whether written or oral), (vi) this Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflict of laws, and (vii) each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement.

[Signature page follows]

As you know, your efforts over the coming months will make a difference in the success of the transition period. We thank you in advance for your efforts, continuing dedication and commitment to the business of the Company.

Sincerely,

Hawks Acquisition Corp

/s/ J. Carney Hawks
By: J. Carney Hawks
Title: Chief Executive Officer

I have read and agree to the terms of the above letter agreement.

Lois A. Mannon	11/21/2022
Name	Date